Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces

Strong Fourth Quarter 2004 Results

— Revenue increases 5%, Modified EBITDA increases 6% —

— Surpasses 10,000 customers and 5,000 on net buildings —

LITTLETON, Colo. – February 1, 2005 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its fourth quarter 2004 financial results, including $168.0 million in revenue, $54.6 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $36.1 million. The Company has revised the title of EBITDA, however the calculation remains the same. See page 5 for more details. For the year ended December 31, 2004, the Company reported revenue of $653.1 million, M-EBITDA of $213.5 million, and a net loss of $133.0 million.

“We closed out 2004 with a strong quarter,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “Our fourth quarter carrier and enterprise revenue and our gross and M-EBITDA margins were up sequentially. Our results reflect our focus on leveraging our network, expanding our product line, particularly our Ethernet-based offerings, and increasing our penetration of the enterprise market. We have been steadfastly focused on rational long-term growth and the results are clearly beginning to show.”

Highlights for the Quarter

For the quarter ending December 31, 2004, the Company –

•	Sequentially grew enterprise revenue $5.0 million over the third quarter

•	Sequentially grew carrier revenue $2.2 million over the third quarter

•	Grew enterprise quarterly revenue $12.7 million, or 17%, year over year

•	Produced M-EBITDA of $54.6 million, reflecting sequential growth of $3.0 million, or 6%. Achieved M-EBITDA margin of 33%.

•	Surpassed 5,000 buildings served directly by the Company’s fiber network, a 22% increase year over year

•	Surpassed 10,000 customers. Grew customers by 17%, year over year, driven by strong enterprise growth.

Sequential Results - Fourth Quarter 2004 compared to Third Quarter 2004

Revenue

Revenue for the quarter was $168.0 million, as compared to $160.6 million for the third quarter of 2004, an increase of $7.4 million sequentially. The primary components of the change included:

•	$5.0 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services and an increase in favorable resolution of dispute and contract settlements

•	$2.2 million increase from carriers and ISPs, due to stronger sales and an increase in favorable resolution of dispute and contract settlements

By product line, the percentage change in revenue for the fourth quarter over the third quarter was as follows:

•	10% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	4% increase in switched services primarily due to growth in bundled voice products

•	3% increase for dedicated transport services, primarily due to increased carrier revenue

M-EBITDA and Gross Margins

M-EBITDA margin was 33% compared to 32%, and gross margin was 60% compared to 59% for the fourth and third quarters of 2004, respectively. The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company reported a net loss of $36.1 million, or $.31 loss per share for the quarter, compared to a net loss of $30.9 million or $.27 loss per share for the third quarter. The increase in the net loss includes higher depreciation reflecting the Company’s increased network investment and the loss on retirement of assets.

Year over Year Results — Fourth Quarter 2004 compared to Fourth Quarter 2003

Revenue

Quarterly revenue was $168.0 million for the current quarter as compared to $169.4 million for the fourth quarter of 2003. Excluding the favorable $9.2 million MCI bankruptcy settlement in the fourth quarter of 2003, the current quarter reflected an increase in revenue of $7.8 million which included:

•	$12.7 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$.4 million increase from carriers and ISPs

•	$4.0 million decrease from related parties, primarily due to a decrease in transport services being purchased by their Internet-related businesses

•	$1.3 million decrease in intercarrier compensation due to reduced minutes of use and mandated rate reductions by the FCC

By product line, the percentage change in revenue year over year was as follows:

•	14% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	9% increase for switched services, primarily due to growth in bundled voice products

•	9% decrease for dedicated transport services, primarily due to disconnects and pricing pressures

M-EBITDA and Margins

M-EBITDA for the quarter was $54.6 million versus $58.9 million in the same period last year. Included in the change was a favorable $9.2 million MCI bankruptcy settlement recognized in the fourth quarter of 2003, which did not recur in the current quarter. Excluding the settlement, M-EBITDA increased $4.9 million.

M-EBITDA margin was 33% for the quarter. This compared to 35% for the same period last year, or 31% excluding the settlement described above. Gross margin was 60% for the current quarter. This compared to 61% for the same period last year, or 59% excluding the settlement described above.

Net Loss

The Company reported a net loss of $36.1 million, or $.31 loss per share, for the current quarter. This compares to a net loss of $21.3 million or $.19 loss per share for the same period last year, which included a favorable impact for an MCI bankruptcy settlement of $.08 per share.

The full year net loss for 2004 was $133.0 million or $1.15 loss per share, as compared to a net loss of $89.3 million or $.78 loss per share for 2003. Included in the net loss was a favorable impact for MCI bankruptcy settlements of $.02 and $.26 per share, for 2004 and 2003, respectively. The increase in the net loss reflects increased interest costs, including a retirement of $8.9 million of deferred loan costs in conjunction with a refinancing during 2004, and higher depreciation reflecting the Company’s increased network investment in 2004.

Other Operating Highlights

Capital Expenditures

Capital expenditures were $49.4 million for the quarter, compared to $44.9 million in the fourth quarter of 2003. For the year expenditures totaled $171.8 million. For 2005, the Company expects capital expenditures of $160 to $175 million, which includes the capital cost for continued expansion of its network and product offerings.

Other Revenue Items

The Company continues to experience service disconnects, however they decreased in the current quarter. Service disconnects resulted in the loss of $2.1 million of monthly revenue for the current quarter, as compared to $2.7 million in the third quarter of 2004 and $2.9 million for the fourth quarter last year.

“We are pleased with our overall revenue results this quarter,” said Mark Peters, Time Warner Telecom’s Senior Vice President and Acting Chief Financial Officer. “Our sales growth was strong, and revenue was enhanced by favorable resolution of disputes and contract settlements as well as lower disconnects. Carrier revenue continues to experience fluctuations from quarter to quarter, however the volatility has greatly diminished. We expect some disconnects from carriers in 2005 related to wireless industry consolidation. However, we still continue to expect carrier revenue to remain relatively stable.”

New Products

The Company is building on the growing value of its networks, products and service. This includes an Ethernet foundation as a point of convergence. The Company plans to layer on VoIP applications to its network and expects to release these products in the first half of 2005.

Summary

“We have spent several years setting the right foundation for growth, and we are pleased with our results for the quarter,” said Herda. “The current business trends point to overall revenue growth for the Company in 2005. However, the nature of our business includes fluctuations related to sales cycles, timing of installations, disconnects and dispute and contract settlements. Therefore we expect some fluctuations in revenue on a quarter by quarter basis. We continue to position the business for long-term growth by focusing on product innovation and leveraging our networks including our Ethernet platform,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on February 2 at 8:00 a.m. MST (10:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Therefore we have revised the title of this measure to “Modified EBITDA” to reflect the exclusion of these items. This reflects only a change in the title of this measure. It does not represent a change in our historical definition or calculation. Modified EBITDA (or “M-EBITDA) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of Modified EBITDA under “Financial Measures”.)

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights.

The Company uses recurring revenue to enhance the comparability of its revenue performance between periods (see page 11 and 12 for reconciliation to GAAP Revenue). The Company presented Modified EBITDA, gross margins, Modified EBITDA margins and recurring revenue without the impact of reciprocal compensation settlements to enhance comparability of those measures between periods. Due to the significant positive impact of the Company’s settlement with WorldCom, Inc. (now MCI Inc.), the Company has presented its selected operating statistics both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2005 and beyond, including expansion plans, revenue trends, growth prospects, service disconnects, new product releases, pricing pressures and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2003 Annual Report on Form 10-K and the risks set forth in the material posted at www.twtelecom.com under “Investor Relations” for the Company’s February 2, 2005 webcast. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services. One of the country’s premier competitive telecom carriers, Time Warner Telecom integrates data, dedicated Internet access, and local and long distance voice services for long distance carriers, wireless communications companies, incumbent local exchange carriers, and such enterprise organizations as healthcare, finance, higher education, manufacturing, hospitality, state and local government, and military. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	12/31/04	9/30/04	Growth %
Revenue
Dedicated transport services	$83,690	$81,175	3%
Switched services	41,053	39,418	4%
Data and Internet services	34,765	31,708	10%

	159,508	152,301	5%
Intercarrier compensation (2)	8,516	8,287	3%

Total Revenue	168,024	160,588	5%

Expenses
Operating costs	67,197	65,550	3%

Gross Margin	100,827	95,038	6%
Selling, general and administrative	46,192	43,432	6%

Modified EBITDA	54,635	51,606	6%

Depreciation, amortization and accretion	64,531	54,754

Operating Loss	(9,896)	(3,148)
Interest expense	(28,728)	(29,030)
Interest income	2,590	1,350

Net loss before income taxes	(36,034)	(30,828)
Income tax expense	111	75

Net Loss	$(36,145)	$(30,903)

Capital Expenditures	$49,382	$46,880	5%

Gross Margin	60%	59%

Modified EBITDA Margin	33%	32%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2004	2003	Growth %	2004	2003	Growth %
		(Note 4)			(Note 4)
Revenue
Dedicated transport services	$83,690	$91,618	-9%	$332,577	$361,038	-8%
Switched services	41,053	37,508	9%	157,905	152,789	3%
Data and Internet services	34,765	30,441	14%	124,805	104,576	19%

	159,508	159,567	0%	615,287	618,403	-1%
Intercarrier compensation (2)	8,516	9,811	-13%	37,800	47,325	-20%

	168,024	169,378	-1%	653,087	665,728	-2%
Reciprocal Compensation Settlements	—	—	—	—	3,863	-100%

Total Revenue	168,024	169,378	-1%	653,087	669,591	-2%

Expenses
Operating costs	67,197	65,861	2%	261,285	264,322	-1%

Gross Margin	100,827	103,517	-3%	391,802	405,269	-3%
Selling, general and administrative	46,192	44,631	3%	178,317	172,925	3%

Modified EBITDA	54,635	58,886	-7%	213,485	232,344	-8%

Depreciation, amortization and accretion	64,531	59,028		230,688	223,904

Operating Income (Loss)	(9,896)	(142)		(17,203)	8,440
Interest expense	(28,728)	(25,122)		(122,391)	(103,642)
Interest income	2,590	1,210		6,483	5,858
Investment gains	—	3,072		710	3,994

Net loss before income taxes	(36,034)	(20,982)		(132,401)	(85,350)
Income tax expense	111	346		636	1,021

Loss before cumulative effect of change in accounting principle	(36,145)	(21,328)		(133,037)	(86,371)
Cumulative effect of change in accounting principle (3)	—	—		—	2,965

Net Loss	$(36,145)	$(21,328)		$(133,037)	$(89,336)

Capital Expenditures	$49,382	$44,910	10%	$171,833	$129,697	32%

Gross Margin	60%	61%		60%	61%

Modified EBITDA Margin	33%	35%		33%	35%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Intercarrier Compensation includes switched access and reciprocal compensation.
(3)	Reflects implementation of Statement of Financial Accounting Standards No. 143 “Asset Retirement Obligations”.
(4)	See Pages 8, 11 and 12 for impact of receipt of MCI bankruptcy settlements in 2003 and 2004.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended			Twelve Months Ended December 31,
	12/31/04	9/30/04	12/31/03	2004	2003
Weighted Average Shares Outstanding (thousands)

Basic and Diluted	115,797	115,679	115,198	115,665	114,998

Basic and Diluted Loss per Common Share
Before favorable impacts of the MCI settlement	$(0.31)	$(0.27)	$(0.26)	$(1.17)	$(1.04)
MCI bankruptcy settlement	—	—	$0.08	$0.02	$0.26

As Reported	$(0.31)	$(0.27)	$(0.19)	$(1.15)	$(0.78)

	As of
	12/31/04	9/30/04	12/31/03
Common shares (thousands)
Actual Shares Outstanding	115,806	115,785	115,292

Options (thousands)
Options Outstanding	19,224	19,619	18,635

Options Exercisable	12,871	12,236	10,463

Options Exercisable and In-the-Money	2,120	1,856	1,583

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	December 31, 2004	September 30, 2004	December 31, 2003
Summary of Cash & Investments
Cash and equivalents, and short-term investments	$432,506	$434,042	$478,593
Long-term Investments	—	1,615	—

	$432,506	$435,657	$478,593

ASSETS

Cash and equivalents, and short-term investments	$432,506	$434,042	$478,593

Receivables	56,972	52,169	57,980
Less: allowance	(11,415)	(10,546)	(15,011)

Net receivables	45,557	41,623	42,969
Other current assets	25,598	34,981	32,925
Long-term Investments	—	1,615	—
Property, plant and equipment	2,336,338	2,334,006	2,215,523
Less: accumulated depreciation	(1,033,246)	(1,015,955)	(852,276)

Net property, plant and equipment	1,303,092	1,318,051	1,363,247
Other Assets	98,835	94,344	88,149

Total	$1,905,588	$1,924,656	$2,005,883

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$42,504	$41,994	$40,096
Deferred revenue	20,229	22,042	29,053
Accrued taxes, franchise and other fees	69,001	75,083	72,951
Accrued interest	44,265	19,612	35,078
Accrued payroll and benefits	23,209	24,841	28,402
Current portion of debt and lease obligations	1,387	1,871	525
Other current liabilities	81,145	79,794	92,109

Total current liabilities	281,740	265,237	298,214

Long-Term Debt and Capital Lease Obligations
Senior Secured Debt	—	—	396,000
Floating rate Senior secured notes	240,000	240,000	—
9.25% Senior unsecured notes	200,000	200,000	—
9.75% Senior unsecured notes	400,000	400,000	400,000
10.125% Senior unsecured notes	400,000	400,000	400,000
Capital lease obligations	10,584	11,365	7,908
Less: current portion	(1,387)	(1,871)	(525)

Total long-term debt and capital lease obligations	1,249,197	1,249,494	1,203,383
Other Long-Term Liabilities	7,493	6,949	6,487
Stockholders’ Equity	367,158	402,976	497,799

Total	$1,905,588	$1,924,656	$2,005,883

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003				2004
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Route Miles
Metro	11,075	11,170	11,345	11,582	11,998	12,247	12,453	12,375
Regional	6,694	6,694	6,694	6,694	6,694	6,694	6,694	6,794

Total	17,769	17,864	18,039	18,276	18,692	18,941	19,147	19,169

Fiber Miles
Metro	602,988	604,668	614,942	624,034	626,873	637,081	646,849	642,298
Regional	237,277	269,759	274,459	274,459	273,963	273,963	273,963	275,163

Total	840,265	874,427	889,401	898,493	900,836	911,044	920,812	917,461

Buildings (2)
On-net	3,616	3,677	3,854	4,152	4,350	4,576	4,839	5,074
Type II	9,173	10,087	10,662	11,934	12,502	13,114	13,895	14,139

Total	12,789	13,764	14,516	16,086	16,852	17,690	18,734	19,213

Networks
Class 5 Switches	41	41	41	41	41	41	40	39
Soft Switches	12	12	12	12	12	12	12	13

Headcount
Total employees	1,916	1,932	2,010	2,009	1,982	1,971	1,990	1,986
Sales
Sales Account Executives	259	275	289	300	286	290	301	296
Customer Care Specialists (3)	—	—	—	2	19	20	22	18

	259	275	289	302	305	310	323	314

Customers	7,598	7,994	8,420	8,878	9,209	9,632	9,982	10,396

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Buildings “On-net” represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for switched services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Customer Care Specialists are responsible for selling to and retaining existing customers.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003								2004
	Mar. 31	Jun. 30	Sept. 30 (Note 2)			Dec. 31 (Note 2)			Mar. 31 (Note 2)			Jun. 30	Sept. 30	Dec. 31
	As Reported	As Reported	As Reported	MCI Settlement	Net of Settlement	As Reported	MCI Settlement	Net of Settlement	As Reported	MCI Settlement	Net of Settlement	As Reported	As Reported	As Reported
Financial Metrics: (1), (2)
Revenue ($000)
Dedicated transport services	$86,512	$88,842	$94,066	$2,824	$91,242	$91,618	$4,125	$87,493	$84,160	$1,661	$82,499	$83,552	$81,175	$83,690
Switched services	39,891	36,433	38,957	95	38,862	37,508	—	37,508	38,113	(25)	38,138	39,321	39,418	41,053
Data and Internet services	24,304	24,131	25,700	2,245	23,455	30,441	5,048	25,393	28,424	675	27,749	29,908	31,708	34,765

Subtotal	150,707	149,406	158,723	5,164	153,559	159,567	9,173	150,394	150,697	2,311	148,386	152,781	152,301	159,508
Intercarrier Compensation	14,306	13,366	9,842	—	9,842	9,811	—	9,811	10,952	—	10,952	10,045	8,287	8,516

Recurring Revenue	165,013	162,772	168,565	5,164	163,401	169,378	9,173	160,205	161,649	2,311	159,338	162,826	160,588	168,024
Reciprocal Compensation settlements	—	—	3,863	—	3,863	—	—	—	—	—	—	—	—	—

Total Revenue	$165,013	$162,772	$172,428	$5,164	$167,264	$169,378	$9,173	$160,205	$161,649	$2,311	$159,338	$162,826	$160,588	$168,024
Operating Costs	66,367	65,463	66,631	—	66,631	65,861	—	65,861	64,317	—	64,317	64,221	65,550	67,197
Selling, general and administrative	49,980	47,152	31,162	(15,128)	46,290	44,631	—	44,631	45,312	(400)	45,712	43,381	43,432	46,192

Modified EBITDA	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,711	$49,309	$55,224	$51,606	$54,635

Modified EBITDA Reconciliation ($000) (2)
As Reported	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,711	$49,309	$55,224	$51,606	$54,635
Less: Reciprocal compensation settlements	—	—	(3,863)	—	(3,863)	—	—	—	—	—	—	—	—	—

Without Reciprocal Compensation settlements	$48,666	$50,157	$70,772	$20,292	$50,480	$58,886	$9,173	$49,713	$52,020	$2,711	$49,309	$55,224	$51,606	$54,635

Capital Expenditures ($000)	$22,373	$27,885	$34,529	—	$34,529	$44,910	—	$44,910	$31,548	—	$31,548	$44,023	$46,880	$49,382

Gross Margin (2) (3)
As Reported	60%	60%	61%	n/a	60%	61%	n/a	59%	60%	n/a	60%	61%	59%	60%
Without Reciprocal Compensation settlements	60%	60%	60%	n/a	59%	61%	n/a	59%	60%	n/a	60%	61%	59%	60%

Modified EBITDA Margin (2)
As Reported	29%	31%	43%	n/a	32%	35%	n/a	31%	32%	n/a	31%	34%	32%	33%
Without Reciprocal Compensation settlements	29%	31%	42%	n/a	31%	35%	n/a	31%	32%	n/a	31%	34%	32%	33%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company separately presents Modified EBITDA, gross margin and Modified EBITDA margin and recurring revenue without reciprocal compensation settlements and MCI settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.
(3)	The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Twelve Months Ended (Note 2)
	2004			2003			Growth%
	As	MCI	Net of	As	MCI	Net of	As	Net of
	Reported	Settlements	Settlements	Reported	Settlements	Settlements	Reported	Settlements
Financial Metrics: (1), (2)
Revenue ($000)
Dedicated transport services	$332,577	$1,661	$330,916	$361,038	$6,949	$354,089	-8%	-7%
Switched services	157,905	(25)	157,930	152,789	95	152,694	3%	3%
Data and Internet services	124,805	675	124,130	104,576	7,293	97,283	19%	28%

Subtotal	615,287	2,311	612,976	618,403	14,337	604,066	-1%	1%
Intercarrier Compensation	37,800	—	37,800	47,325	—	47,325	-20%	-20%

Recurring Revenue	653,087	2,311	650,776	665,728	14,337	651,391	-2%	0%
Reciprocal Compensation settlements	—	—	—	3,863	—	3,863	-100%	-100%

Total Revenue	$653,087	$2,311	$650,776	$669,591	$14,337	$655,254	-2%	-1%
Operating Costs	261,285	—	261,285	264,322	—	264,322	-1%	-1%
Selling, general and administrative	178,317	(400)	178,717	172,925	(15,128)	188,053	3%	-5%

Modified EBITDA	$213,485	$2,711	$210,774	$232,344	$29,465	$202,879	-8%	4%

Modified EBITDA Reconciliation ($000) (2)
As Reported	$213,485	$2,711	$210,774	$232,344	$29,465	$202,879	-8%	4%
Less: Reciprocal compensation settlements	—	—	—	(3,863)	—	(3,863)	-100%	-100%

Modified EBITDA without Reciprocal Compensation settlements	$213,485	$2,711	$210,774	$228,481	$29,465	$199,016	-7%	6%

Capital Expenditures ($000)	$171,833	—	$171,833	$129,697	—	$129,697

Gross Margin (2) (3)
As Reported	60%	n/a	60%	61%	n/a	60%
Without Reciprocal Compensation settlements	60%	n/a	60%	60%	n/a	59%
Modified EBITDA Margin (2)
As Reported	33%	n/a	32%	35%	n/a	31%
Without Reciprocal Compensation settlements	33%	n/a	32%	34%	n/a	31%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company separately presents Modified EBITDA, gross margin and Modified EBITDA margin and recurring revenue without reciprocal compensation settlements and MCI settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.
(3)	The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.